Exhibit 10.1

CERTIFICATE OF DETERMINATION
OF PREFERENCES OF
SERIES A PREFERRED STOCK

OF
ALLIED PHYSICIANS OF CALIFORNIA,

A PROFESSIONAL MEDICAL CORPORATION

Pursuant to Section 401 of the

General Corporation Law of the State of California

The undersigned, Thomas Lam, M.D., and Paul Liu, M.D., hereby certify that:

A.           They are the duly elected and acting Chief Executive Officer and the duly elected and acting Secretary, respectively, of Allied Physicians of California, a Professional Medical Corporation, a California corporation (the “Company”).

B.           The authorized number of shares of the Preferred Stock of the Company is 1,000,000, none of which shares have been issued. The authorized number of shares of the Series A Preferred Stock is 1,000,000, none of which shares have been issued.

C.           Pursuant to the authority given by the Company’s Articles of Incorporation, the Board of Directors of the Company (the “Board”) has duly adopted the following recitals and resolutions:

WHEREAS, the Amended and Restated Articles of Incorporation of the Company authorize a class of Preferred Stock comprising 1,000,000 shares issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including but not limited to the dividend rights, dividend rates, conversion rights, voting rights, liquidation preferences and the number of shares constituting any such series and the designation thereof, or any of them; and

WHEREAS, the Company heretofore has not issued or designated any series of Preferred Stock, and it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby provides for the issue of the first series of Preferred Stock consisting of 1,000,000 shares designated as “Series A Preferred Stock”; and

RESOLVED FURTHER, that the Board hereby fixes the rights, privileges, preferences and restrictions and other matters relating to the Series A Preferred Stock (the “Series A Preferred”) as follows:

1.	Certain Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For the avoidance of doubt, APC-LSMA Designated Shareholder Medical Corporation is an Affiliate of the Company.

“Baseline Amount” means, as of the Effective Date, an amount equal to $54,000,000, which amount shall pro-rated (as reasonably determined by the Board) in connection with the calculation of the Series A Dividend with respect to less than a full fiscal year of the Company, subject to adjustment as follows: Commencing on the first anniversary of the Effective Date, and on each succeeding anniversary of the Effective Date thereafter (each, an “Adjustment Date”), the Baseline Amount shall be increased, if applicable, by the same percentage increase (the “Percentage Increase”) as the change in the CPI for the period of January 1 through December 31 of the immediately preceding calendar year, which percentage increase shall be determined by subtracting the CPI effective as of January 1 of the preceding calendar year (the “Base CPI”) from the CPI effective as of December 31 of the preceding calendar year (the “Target CPI”) to calculate the CPI point change (the “CPI Point Change”), and then dividing the CPI Point Change by the Base CPI and multiplying the result by 100. For the avoidance of doubt, if the Target CPI is the same or less than the Base CPI, then, the Baseline Amount will remain the same for the ensuing one (1) year period. As an illustration only, and not by way of limitation, assume that the Base CPI is 103 and the Target CPI is 106, and that the Baseline Amount prior to the Adjustment Date is $54,000,000, then, the adjusted Baseline Amount is calculated as follows:

•	CPI Point Change = 106 [Target CPI] minus 103 [Base CPI] = 3

•	3 [CPI Point Change] / 103 [Base CPI] = 0.029

•	0.029 x 100 = 2.9%

•	Adjusted Baseline Amount = $54,000,000 x 1.029 = $55,566,000

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Los Angeles, California are required or authorized to close.

“Common Stock” means the shares of common stock, without par value, of the Company.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by,” “Controlling” and “under common Control with” shall have correlative meanings).

“Cost of Healthcare Services” means the Company’s actual costs incurred on an accrual basis of providing Healthcare Services pursuant to the terms and conditions of the Payor Contracts, including the costs of primary care and specialty care providers, ancillary medical services, including setting aside a reasonable reserve for IBNR, management fees paid to management services organizations, professional liability and other insurance costs, professional liability claims (to the extent not covered by insurance), the repayment of indebtedness incurred to fund operating losses with respect to the provision of Healthcare Services, and general and administrative costs and expenses (including legal and accounting fees) allocated to the provision of such services in accordance with industry practice, but expressly excluding (i) discretionary bonuses paid by the Company to providers, (ii) non-cash items (e.g., non-cash allocations from equity method investments, depreciation and amortization expenses), and (iii) costs and expenses relating to or arising from the Excluded Assets.

“CPI” means the Consumer Price Index - All Urban Consumers (Los Angeles-Long Beach-Anaheim, CA area, Medical Care Services only: Base 1982-84 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics or the successor index that most closely approximates such index. If such index is no longer published, the Company and the holders of the Series A Preferred shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then an arbitrator shall determine what substitute index or formula shall be used. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association then prevailing by a single arbitrator in Los Angeles, California. Any decision or award resulting from such arbitration shall be final and binding upon the Company and the holders of the Series A Preferred and judgment thereon may be entered in any court of competent jurisdiction.

“Designated Entities” means any entity in which the Company presently or hereafter holds an equity interest, directly or beneficially, and that provides Healthcare Services or that supports the provision of Healthcare Services by the Company, including, without limitation, (i) APC-LSMA Designated Shareholder Medical Corporation, (ii) Accountable Health Care IPA, (iii) AHMC International Cancer Center, A Medical Corporation, (iv) Concourse Diagnostic Surgery Center, LLC, (v) David C. P. Chen M.D., Inc., (vi) La Salle Medical Associates, (vii) Maverick Medical Group, Inc., (viii) MediPortal LLC, (ix) Pacific Medical Imaging & Oncology Center, Inc., and (x) Pacific Ambulatory Surgery Center, LLC, but excluding any entity the interests of which constitute Excluded Assets.

“Dividend Receivables” means dividends, distributions and similar amounts paid by the Designated Entities to the Company and/or its Affiliates, in the Company’s capacity as a direct or beneficial equityholder of the Designated Entities.

“Effective Date” means the date on which any shares of Series A Preferred are first issued by the Company.

“Excluded Assets” means (i) assets received from the sale of shares of the Series A Preferred equal to the Series A Purchase Price, (ii) the assets of the Company that are not Healthcare Services Assets, including the Company’s equity interests in Universal Care, Inc., Apollo Medical Holdings, Inc., and any entity that is primarily engaged in the business of owning, leasing, developing or otherwise operating real estate, (iii) any assets acquired with the proceeds of the sale, assignment or other disposition of any of the assets described in clauses (i) or (ii), and (iv) any proceeds of the assets described in clauses (i), (ii) and (iii).

“Healthcare Services” means any medical or other healthcare-related services that the Company delivers or is responsible for delivering to patients through physicians, professional medical corporations, ancillary service providers, and other contracted providers engaged by the Company to provide such services, including any medical or other healthcare-related services with respect to which the Company is entitled to receive capitation payments, fee-for-service payments, risk pool settlements, incentive payments or other fees.

“Healthcare Services Assets” means (i) the assets of the Company that consist of or are dedicated exclusively to activities that generate Net Income from Healthcare Services or Dividend Receivables and (ii) other assets of the Company, to the extent such assets consist of or are dedicated in part to activities that generate Net Income from Healthcare Services or Dividend Receivables, in each case as reasonably determined by the Board.

“IBNR” means estimated claims for Healthcare Services provided by the Company, which claims have been incurred but not reported.

“IBNR Base Amount” means the Company’s estimated IBNR, as reported on the Company’s most recent financial survey report preceding the Effective Date filed by the Company with the California Department of Managed Health Care.

“IBNR Reconciliation Amount” means an amount equal to the IBNR Base Amount, less the actual amount paid after the Effective Date with respect to IBNR liabilities incurred by the Company on or prior to the Effective Date (based on actual claims paid after the Effective Date for Healthcare Services provided on or prior to the Effective Date), as reasonably determined by the Company as of the 12-month anniversary of the Effective Date.

“Incentive Agreements” means agreements and other arrangements between the Company and Payors providing for incentive, bonus or other payments to the Company based on, among other things, the quality of care or other performance criteria, HEDIS adjustments, enrollment incentives or kick payments.

“Liquidation Event” means any of the following: (i) a liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary, (ii) a Sale of the Company or (iii) the bankruptcy or insolvency of the Company.

“Net Income from Healthcare Services” means, with respect to any period of determination, and subject to Section 2(b), the Payor Contract Receivables for such period, less the corresponding Cost of Healthcare Services incurred, which amount shall be determined net of any taxes applicable to or based on the Payor Contract Receivables, and without the application of any tax benefits generated by or in connection with the Excluded Assets.

“Non-Affiliate” means any Person other than an Affiliate of the Company or of any holder of the Series A Preferred that owns, individually or together with its Affiliates, more than 25% of the issued and outstanding shares of the Series A Preferred.

“Payor Contracts” means agreements, including (i) capitation agreements, (ii) risk pool agreements, risk pool settlements and other shared risk arrangements, (iii) Incentive Agreements and (iv) other agreements and arrangements entered into between the Company and Payors, in each case pursuant to which the Company receives payments in exchange for or in connection with providing or arranging the delivery of Healthcare Services to patients, as specified in such agreements or arrangements.

“Payor Contract Receivables” means the net payments and other amounts received on an accrual basis by the Company for Healthcare Services provided after the Effective Date pursuant to the terms and conditions of the Payor Contracts.

“Payors” means health maintenance organizations, insurance companies, health plan sponsors, governmental programs, licensed health care service plans, hospitals and other providers, entities and organizations that provide payments and/or reimbursements to healthcare providers in connection with the provision of healthcare services to patients.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Retained Amounts” means, with respect to the calculation of the amount of the Series A Dividend payable in connection with any fiscal year of the Company, fifty percent (50%) of the aggregate amount of Net Income from Healthcare Services (but excluding Dividend Receivables) that exceeds the then-current Baseline Amount.

“Sale of the Company” means (a) the sale of all, or substantially all, of the Company’s consolidated assets to a Non-Affiliate in any single transaction or series of related transactions; (b) the sale of at least a majority of the outstanding Common Stock to a Non-Affiliate in any single transaction or series of related transactions; (c) any merger or consolidation of the Company with or into a Non-Affiliate, or (d) any reorganization, recapitalization or other similar transaction (including a stock sale) involving the Company, on the one hand, and a Non-Affiliate, on the other hand, unless, immediately after the completion of such transaction described in clause (c) or (d), Control of the Company is substantially unaffected or remains, directly or indirectly, in the same shareholders (or their Affiliates) that Controlled the Company immediately prior to such transaction.

“Series A Dividend Payment Date” means the last day of the Company’s first full fiscal quarter after the Effective Date, and the last day of each subsequent fiscal quarter in which any shares of the Series A Preferred are outstanding (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day).

“Series A Purchase Price” means an amount equal to $545,000,000.

“Series A Shareholders Agreement” means any agreement entered into at any time or from time to time between the Company and any of the holders of the shares of Series A Preferred in connection with the shares of Series A Preferred and the respective rights of the parties thereunder.

2.	Dividend Rights.

(a)          Cumulative Dividend Calculation. Holders of Series A Preferred shall be entitled to receive preferential, cumulative dividends, which dividends shall accumulate and accrue on a daily basis from and after the date of issuance of any particular share of Series A Preferred, in an amount equal to, with respect to any period of determination, (i) the sum of (A) Net Income from Healthcare Services and (B) Dividend Receivables, less (ii) the sum of any Retained Amounts (the “Series A Dividend”). For the avoidance of doubt, the amount of Net Income from Healthcare Services and the amount of Dividend Receivables, as each shall have been determined as provided herein with respect to any specified fiscal year of the Company, shall be payable in full to the holders of the Series A Preferred until such time as such holders have received an aggregate amount equal to the Baseline Amount, and for the balance of such fiscal year, the Series A Dividend amount determined pursuant to clause (i) of this Section 2(a) shall be reduced by the Retained Amount. Notwithstanding anything to the contrary set forth herein, all calculations hereunder relating to the Series A Preferred shall be made on an accrual basis in accordance with U.S. generally accepted accounting principles (GAAP), including, without limitation, the calculation of the Cost of Healthcare Services, Dividend Receivables, IBNR, IBNR Reconciliation Amount, Net Income from Healthcare Services, Payor Contract Receivables, Retained Amounts, and the Series A Dividend.

(b)          Adjustments to Net Income from Healthcare Services. Notwithstanding anything to the contrary herein, Net Income from Healthcare Services shall be subject to the following adjustments:

(i)          If a capitation payment under a Payor Contract is adjusted after the Effective Date with respect to Healthcare Services provided before the Effective Date, (A) any additional amounts received by the Company with respect to such adjustment shall be excluded from the calculation of Net Income from Healthcare Services for the period in which amount was received, and (B) any payment the Company is required to make with respect to such adjustment shall not be deemed to constitute a Cost of Healthcare Services or otherwise reduce the amount of Net Income from Healthcare Services for the period in which such amount was paid.

(ii)         If, after the Effective Date, the Company receives a payment under an Incentive Agreement, which payment has been calculated in whole or in part with respect to Healthcare Services provided before the Effective Date, such payment, to the extent based on Healthcare Services provided before the Effective Date, shall be excluded from the calculation of Net Income from Healthcare Services.

(iii)        If the IBNR Reconciliation Amount is a positive number, such amount shall be excluded from the calculation of Net Income from Healthcare Services for the period in which such amount was determined, and if the IBNR Reconciliation Amount is a negative number, such amount shall not be deemed to constitute a Cost of Healthcare Services or otherwise reduce the amount of Net Income from Healthcare Services for the period in which such amount was determined.

(c)          Dividend Payment Dates. The accrued and unpaid portion of the Series A Dividend shall be payable in cash, out of funds legally available for the payment of dividends and whether or not declared by the Board, quarterly in arrears on each Series A Dividend Payment Date. If the full amount of the dividend for a particular period, as computed pursuant to Section 2(a), is not paid on the applicable payment date, then any such unpaid amount shall accrue and be paid as promptly as is legally permissible.

(d)          Restriction on Other Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of Series A Preferred shall have received, immediately prior to or simultaneously with the payment of such other dividend, an amount equal to the aggregate Series A Dividend then accrued and unpaid.

3.	Voting Rights.

(a)          General Limitation. Except to the extent otherwise provided by law and/or in any Series A Shareholders Agreement, the shares of Series A Preferred shall have the right to vote only with respect to the matters expressly set forth herein. The shares of Series A Preferred shall not be entitled to vote for the election of directors.

(b)          Manner of Voting. Solely in connection with the matters upon which the shares of Series A Preferred are entitled to vote, the holders thereof shall be entitled to one vote per each share held immediately after the close of business on the record date fixed for a meeting or the effective date of a written consent, and such holders shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or in any Series A Shareholders Agreement or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent together with and in the same manner as the Common Stock.

(c)          Separate Vote of Series A Preferred. For so long as any shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or in any Series A Shareholders Agreement or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:

(i)          Any action that alters or changes the voting powers or other special rights, preferences, privileges, qualifications, limitations or restrictions of the Series A Preferred;

(ii)         Any increase or decrease (other than by conversion) in the authorized number of shares of the Series A Preferred;

(iii)        Any Liquidation Event; and

(iv)        Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of capital stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred in rights of redemption, liquidation preference, voting or dividends, or any increase in the authorized or designated number of any such new class or series.

4.	Liquidation Rights.

(a)          Series A Liquidation Preference. Upon any Liquidation Event, whether voluntary or involuntary, before any other distribution or payment shall be made to the holders of any shares of capital stock of the Company, the holders of the Series A Preferred shall be entitled to be paid, out of the assets or surplus funds of the Company legally available for distribution, their pro rata share of an amount equal to (i) all accrued and unpaid amounts of the Series A Dividend and (ii) the Series A Purchase Price (the “Series A Liquidation Preference”).

(b)          Additional Series A Preference Distributions. After the payment in full of the Series A Liquidation Preference, the remaining assets or surplus funds of the Company legally available for distribution, if any, in amount equal to the positive difference between the then-current fair value of the Healthcare Services Assets, as reasonably determined by the Board, and the Series A Liquidation Preference, shall be distributed ratably 90% to the holders of the Series A Preferred and 10% to the holders of the Common Stock (the “Additional Series A Preference Distribution”).

(c)          Common Preference Distributions. After the payment in full of the Additional Series A Preference Distribution, the remaining assets or surplus funds of the Company legally available for distribution, if any, shall be distributed ratably 90% to the holders of the Common Stock and 10% to the holders of the Series A Preferred, until the holders of the Series A Preferred shall have received under this Section 4(c) an aggregate amount equal to the amount received by the holders of the Common Stock under Section 4(b) (the “Common Preference Distribution”).

(d)          Residual Distributions. After the payment in full of the Series A Liquidation Preference, the Additional Series A Preference Distribution and the Common Preference Distribution, the remaining assets or surplus funds of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(e)          Pro Rata Distributions. If, upon any Liquidation Event, the assets or surplus funds of the Company shall be insufficient to make payment in full of any of the liquidation preferences set forth in Sections 4(a)-4(d) above, then such assets or surplus funds as are available shall be distributed ratably, in partial satisfaction of the applicable liquidation preference, among the holders of the shares of Series A Preferred and/or the shares of Common Stock, as the case may be, then outstanding, in proportion to the full amounts to which they would be otherwise respectively entitled.

5.	Miscellaneous.

(a)          Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation Event or other capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company, the Company shall mail to each holder of Series A Preferred at least ten days prior to the record date specified therein (or such shorter period approved by a the holders of a majority of the outstanding Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation Event or other capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation Event or other capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company.

(b)          Delivery of Notices. Any notice required by the provisions of this Certificate of Determination shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail, (iii) when sent by facsimile during normal business hours of the recipient (and on the next business day if sent by facsimile outside of such normal business hours), (iv) seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (v) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(c)          No Dilution or Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred against dilution or other impairment.

(d)          No Reissuance of Series A Preferred. No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase or otherwise shall be reissued.

RESOLVED FURTHER, that the President and Chief Executive Officer and the Secretary of the Company are hereby authorized and directed to execute, acknowledge, file and record a Certificate of Determination of Preferences of Series A Preferred Stock in accordance with the foregoing resolutions and provisions of the General Corporation Law of California.

*     *     *

IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of the Company and Secretary of the Company each declares under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true and correct of his own knowledge.

Dated: September 11, 2019.

/s/ Thomas Lam
Thomas Lam, M.D.,
Chief Executive Officer

/s/ Paul Liu, M.D.
Paul Liu, M.D.,
Secretary

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DETERMINATION OF PREFERENCES OF

SERIES A PREFERRED STOCK OF

ALLIED PHYSICIANS OF CALIFORNIA,

A PROFESSIONAL MEDICAL CORPORATION

The undersigned, Thomas Lam, M.D., and Paul Liu, M.D., hereby certify that:

1.             They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION, a California corporation (the “Company”), with California Entity Number 1711310.

2.             The Company’s Certificate of Determination of Preferences of Series A Preferred Stock (the “Certificate of Determination”) is hereby amended as follows:

A.       Section 2(d) (Restriction on Other Dividends) of the Certificate of Determination is hereby stricken and deleted in its entirety and replaced with the following:

“(d) Restriction on Other Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock and/or dividends or distribution comprised of all or any part of the Excluded Assets) unless the holders of Series A Preferred shall have received, immediately prior to or simultaneously with the payment of such other dividend, an amount equal to the aggregate Series A Dividend then accrued and unpaid.”

B.        Section 4 (Liquidation Rights) of the Certificate of Determination is hereby stricken and deleted in its entirety and replaced with the following:

“4.           LIQUIDATION RIGHTS.

“(a) Series A Liquidation Preference. Upon any Liquidation Event, whether voluntary or involuntary, before any other distribution or payment shall be made to the holders of any shares of capital stock of the Company, the holders of the Series A Preferred shall be entitled to be paid, out of the assets or surplus funds of the Company legally available for distribution, their pro rata share of an amount equal to (i) all accrued and unpaid amounts of the Series A Dividend and (ii) the Series A Purchase Price (the “Series A Liquidation Preference”) provided that the Series A Liquidation Preference shall first be paid out of Healthcare Services Assets, and then, to the extent the Healthcare Services Assets are less than the Series A Liquidation Preference, out of the Excluded Assets.

“(b) Additional Series A Preference Distributions. After the payment in full of the Series A Liquidation Preference, the remaining assets or surplus funds of the Company legally available for distribution (including, without limitation, any and all assets and the proceeds thereof that are not classified as Healthcare Services Assets or Excluded Assets), if any, minus the then-current fair value of the Excluded Assets, as reasonably determined by the Board, shall be distributed on a pro rata basis to the holders of the Series A Preferred (the “Additional Series A Preference Distribution”).

“(c) Common Distributions. After the payment in full of the Additional Series A Preference Distribution, the remaining assets or surplus funds of the Company legally available for distribution, if any, in an amount equal to and not to exceed the then-current fair value of the Excluded Assets, as reasonably determined by the Board, shall be distributed on a pro rata basis to the holders of the Common Stock (the “Common Distribution”).”

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3.             The foregoing amendment of the Certificate of Determination has been duly approved by the Board of Directors of the Company.

4.             The foregoing amendment of the Certificate of Determination has been duly approved by the required vote of the shareholders of each class of stock of the Company in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of each class of stock of the Company entitled to vote with respect to such amendment is 1,000,000 shares of Series A Preferred Stock and 391,422,751 shares of Common Stock. The number of shares voting in favor of such amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the shares of Series A Preferred Stock and more than 50% of the shares of Common Stock.

5.             Pursuant to Section 110(c) of the California Corporations Code, this certificate is to be filed immediately with the California Secretary of State with a future effective date of December 26, 2023.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 21, 2023	/s/ Thomas Lam, M.D.
Thomas Lam, M.D.,
Chief Executive Officer

/s/ Paul Liu
Paul Liu, M.D., Secretary

Signature Page to Certificate of Amendment to Certificate of Determination